[Dechert Logo] Dechert LLP

October 3, 2003

Board of Directors
SBL Fund
One Security Benefit Place
Topeka, KS 66636-0001

Ladies and Gentlemen:

   You  have  requested  our  opinion   regarding  certain  federal  income  tax
consequences  to the SBL  Fund,  Series I and the SBL  Fund,  Series T (each,  a
"Target"), each a separate series of the SBL Fund (the "Company), to the holders of the shares of each Target (the "Target  Shareholders"),  and to the SBL Fund,
Series D and the SBL Fund, Series J (each, an "Acquiring Fund"), each a separate series of the Company, in connection with the proposed transfer of substantially all of the  properties  of each Target to the  corresponding  Acquiring  Fund in exchange  solely for  voting  shares of such  Acquiring  Fund  ("Acquiring  Fund
Shares"), followed by the distribution of such Acquiring Fund Shares received by
such   Target  in  complete   liquidation   and   termination   of  Target  (the
"Reorganization"), all pursuant to the Agreement and Plan of Reorganization (the
"Plan")  dated as of May 2, 2003,  entered into by the Company on behalf of each
Target and on behalf of each Acquiring Fund.

   For purposes of this  opinion,  we have  examined and rely upon (1) the Plan,
(2) the Form N-14s filed by the Company on July 25, 2003 and July 28, 2003,  (3)
the Form 497s filed by the Company on September 3, 2003 with the  Securities and
Exchange  Commission,  (4) the related Proxy  Statement dated September 1, 2003,
(5) the facts and representations  contained in the letter dated on or about the date hereof  addressed to us from the Company on behalf of each Acquiring  Fund,
(6) the facts and representations  contained in the letter dated on or about the date hereof  addressed to us from the Company on behalf of each Target,  and (7)
such other documents and instruments as we have deemed  necessary or appropriate for purposes of rendering this opinion.

   This opinion is based upon the Internal Revenue Code of 1986, as amended (the
"Code"),   United  States  Treasury   regulations,   judicial   decisions,   and
administrative  rulings and pronouncements of the Internal Revenue Service,  all as in  effect  on  the  date  hereof.  This  opinion  is  conditioned  upon  the
Reorganization  taking  place in the manner  described in the Plan and the Forms
N-14 and 497 referred to above.

Based upon the foregoing, it is our opinion that:

1.  The  acquisition  by  each  Acquiring  Fund  of  substantially  all  of  the properties of the corresponding Target in exchange solely for Acquiring Fund
    Shares and  assumption of all of such Target's  liabilities  followed by the distribution of Acquiring Fund Shares to the Target Shareholders in exchange for their Target  shares in complete  liquidation  and  termination  of such
    Target will constitute a reorganization within the meaning of section 368(a)
    of the Code.  Each Target and the  corresponding  Acquiring  Fund will be "a party to a reorganization" within the meaning of section 368(b) of the Code.

2.  Target will not  recognize  gain or loss upon the transfer of  substantially all of its assets to the corresponding Acquiring Fund in exchange solely for
    Acquiring Fund Shares and assumption of all of Target's  liabilities  except to the extent that Target's assets consist of contracts described in section
    1256(b) of the Code ("Section 1256  Contracts");  Target will be required to recognize gain or loss on the transfer of any such Section 1256 contracts to
    Acquiring  Fund  pursuant  to the  Reorganization  as if such  Section  1256 contracts  were  sold  to  Acquiring  Fund  on  the  effective  date  of the
    Reorganization at their fair market value. Target will not recognize gain or loss upon the  distribution to its shareholders of the Acquiring Fund Shares received by Target in the  Reorganization.  We do not express any opinion as to whether any accrued market  discount will be required to be recognized as ordinary income.

3.  Acquiring  Fund will recognize no gain or loss upon receiving the properties of the corresponding Target in exchange solely for Acquiring Fund Shares and assumption of all of Target's liabilities.

4.  The  aggregated  adjusted  basis to Acquiring  Fund of the properties of the corresponding  Target received by Acquiring Fund in the reorganization  will be the same as the aggregate adjusted basis of those properties in the hands of Target immediately before the exchange.

5.  Acquiring  Fund's  holding  periods  with respect to the  properties  of the corresponding  Target that Acquiring Fund acquires in the  transaction  will include  the  respective  periods for which  those  properties  were held by
    Target (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

6.  The  Target  Shareholders  will  recognize  no gain or loss  upon  receiving
    Acquiring Fund Shares solely in exchange for Target shares.

7.  The  aggregate  basis of the  Acquiring  Fund  Shares  received  by a Target
    Shareholder in the  transaction  will be the same as the aggregate  basis of
    Target shares surrendered by the Target Shareholder in exchange therefor.

8.  A Target Shareholder's holding period for the Acquiring Fund Shares received by a Target  Shareholder in the transaction  will include the holding period during  which the Target  Shareholder  held  Target  shares  surrendered  in exchange therefor,  provided that the Target Shareholder held such shares as a capital asset on the date of Reorganization.

   We  express  no opinion as to the  federal  income  tax  consequences  of the
Reorganization  except as expressly  set forth above,  or as to any  transaction except those consummated in accordance with the Plan.

   Our opinion as  expressed  herein,  is solely for the benefit of each Target, the Target  Shareholders,  and each Acquiring Fund, and unless we give our prior written  consent,  neither our opinion nor this opinion  letter may be quoted in whole or in part or relied upon by any other person.

Very truly yours,

DECHERT LLP

Law Offices of Dechert LLP
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